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                                                                   EXHIBIT 10.33

           Biogen, Inc. Voluntary Executive Supplemental Savings Plan

                                FOURTH AMENDMENT

     The Biogen, Inc. Voluntary Executive Supplemental Savings Plan ("Plan"), as heretofore amended, is hereby further amended as follows:

1. Section 4.2 is amended in it entirety to read as follows:

     4.2  EMPLOYER CREDITS.

          (a) AMOUNT OF MATCHING EMPLOYER CREDITS. For each calendar quarter (or a shorter period of time specified by the committee) during a plan year, each employer will credit a matching contribution amount to the account of each participant employed by such employer who makes matchable savings deposits during such calendar quarter (or such shorter period of time). The employer's matching contribution credits will be equal to 25% of the participant's matchable savings deposits during the calendar quarter (or such shorter period of time).

          (b) TIME FOR MAKING EMPLOYER MATCHING CREDITS. The employer's matching amounts under subsection (a) will be credited to participants' accounts as soon as practicable after each calendar quarter (or such shorter period of time specified by the committee).

2. Section 5.1(c) is amended by inserting at the end of the first paragraph the parenthetical phrase "(other than the Biogen stock fund)", thereby not allowing participants to chose the Biogen stock fund as an investment option.

3. Section 5.1(c) is further amended by inserting at the end of the third paragraph and immediately after the phrase "calendar quarter" in the fourth paragraph the parenthetical phrase "(or such shorter period of time specified by the committee)".

4. Section 5.2(b) is amended in its entirety to read as follows: "A participant will have a fully vested interest in his employer matching credits account at all times."

5. Section 6.2 is amended in its entirety to read as follows: "Upon retirement from his employer, the participant will receive a single sum payment equal to his account balance, payable as soon as practicable after the committee's receipt of satisfactory evidence of the occurrence of his retirement."

6. Section 6.3(a) is amended by deleting the word "vested" each time it appears in the second sentence of said Section and by deleting the phrase "the end of the calendar quarter in which" in the third sentence of said Section.


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7. Section 6.4 is amended in its entirety to read as follows: "Upon a participant's termination of employment for any reason other than retirement or death, the participant will receive a single sum payment equal to his account balance as soon as practicable after the committee's receipt of satisfactory evidence of the termination of the participant's employment."

8. Except as expressly set forth herein, the Plan shall remain in full force and effect.


                                            BIOGEN, INC.

Date: December 13, 1999                     By:  /s/ Frank A. Burke, Jr.
                                               ---------------------------------
                                               Frank A. Burke, Jr.
                                               Vice President - Human Resources


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